Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280099
PROSPECTUS

3,377,164 Shares of Common Stock
including up to 673,300 Shares of Common Stock Issuable Upon Exercise of the Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 2,703,864 shares of our common stock, par value $0.0001 per share (“Common Stock”), including up to 243,546 shares of Common Stock underlying options and restricted stock unit awards (“RSU”) held by certain of our directors and executive officers. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”
In addition, this prospectus relates to the issuance by us of up to an aggregate of 673,300 shares of our Common Stock which consists of (i) 13,300 shares of Common Stock that are issuable upon the exercise of the warrants (the “Private Placement Warrants) originally issued in a private placement in connection with the initial public offering (the “IPO”) of FinServ, and (ii) 500,000 shares of Common Stock that are issuable upon the exercise of 12,500,000 warrants (the “Public Warrants”) originally issued in the IPO of FinServ and (iii) 160,000 shares of common stock issuable upon exercise of the warrant to purchase stock, issued by us to Midtown Madison Management LLC in a private placement on March 6, 2023 (the “Midtown Private Warrant” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”). We will receive the proceeds from any exercise of any Warrants for cash.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”
Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “KPLT”. On June 21, 2024, the closing price of our Common Stock was $16.48.
We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.
Neither the Securities and Exchange Commission nor any state, securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 24, 2024.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus, any applicable prospectus supplement and any free writing prospectus. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
The effects of the 1-for-25 reverse stock split of our common stock (the “Reverse Stock Split”) have been reflected in this Form S-1 for all information presented.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Katapult,” “we,” “us,” “our” and similar terms refer to Katapult Holdings, Inc. (f/k/a FinServ Acquisition Corp.), a Delaware corporation, and its consolidated subsidiaries. References to “FinServ” refer to the Company prior to the consummation of the Merger (as defined herein).
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.
We may also provide a prospectus supplement or post-effective amendments to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendments to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this prospectus, including statements regarding our opportunity, our future results of operations and financial condition, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “anticipate,” “assume” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will,” “would,” or the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:
•executing on our business strategy, including launching new product offerings, new brand and expanding information and technology capabilities;
•our market opportunity and our ability to acquire new customers and retain existing customers;
•customer adoption and continued growth of our mobile app featuring Katapult Pay;
•the timing and impact of our growth initiatives on our future financial performance and the impact of our new executive hires and brand strategy;
•anticipating the occurrence and timing of prime lending tightening and impact on our results of operations;
•general economic conditions in the markets where we operate, the cyclical nature of consumer spending, and seasonal sales and spending patterns of customers;
•factors affecting consumer spending that are not under our control, including, among others, levels of employment, disposable consumer income, inflation, prevailing interest rates, consumer debt and availability of credit, pandemics (such as COVID-19), consumer confidence in future economic conditions, political conditions, and consumer perceptions of personal well-being and security and willingness and ability of consumers to pay for the goods they lease through us when due;
•risks relating to uncertainty of our estimates of market opportunity and forecasts of market growth;
•risks related to the concentration of a significant portion of our transaction volume with a single merchant, or type of merchant or industry;
•the effects of competition on our future business;
•meeting future liquidity requirements and complying with restrictive covenants related to long-term indebtedness;
•the impact of unstable market and economic conditions such as rising inflation and interest rates;
•reliability of our platform and effectiveness of our risk models;
•data security breaches or other information technology incidents or disruptions, including cyber-attacks, and the protection of confidential, proprietary, personal and other information, including personal data of consumers;
•attracting and retaining employees, executive officers or directors;
•effectively responding to general economic and business conditions;
•obtaining additional capital, including equity or debt financing and servicing our indebtedness;

•enhancing future operating and financial results;
•anticipating rapid technological changes, including generative artificial intelligence and other new technologies;
•complying with laws and regulations applicable to our business, including laws and regulations related to rental purchase transactions;
•staying abreast of modified or new laws and regulations applying to our business, including with respect to rental purchase transactions and data privacy;
•maintaining and growing relationships with merchants and partners;
•responding to uncertainties associated with product and service developments and market acceptance;
•impacts from new U.S. federal income tax laws;
•identifying material weaknesses in our internal control over financial reporting which, if not remediated, could affect the reliability of our condensed financial statements;
•successfully defending litigation;
•litigation, regulatory matters, complaints, adverse publicity and/or misconduct by employees, vendors and/or service providers;
•other events or factors, including those resulting from civil unrest, war, foreign invasions (including the conflict involving Russia and Ukraine and Israel-Hamas conflict), terrorism, public health crises and pandemics (such as COVID-19), or responses to such events;
•our ability to meet the minimum requirements for continued listing on the Nasdaq Global Market (“Nasdaq”); and
•the effects of the Reverse Stock Split on our common stock.
Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this this prospectus or the documents incorporated by reference herein. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements, events, or circumstances. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations. You should read this prospectus and the documents that we have filed as exhibits to this registration statement with the understanding that our actual future results, levels of activity, performance, and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
Investors and others should note that we may announce material business and financial information to our investors using our investor relations website (ir.katapultholdings.com), our filings with the Securities and Exchange Commission, webcasts, press releases and conference calls. We use these mediums, including our website, to communicate with investors and the general public about our company, our products, and other issues. It is possible that the information that we make available on our website may be deemed to be material information. We therefore encourage investors and others interested in our company to review the information that we make available on our website. The contents of our website are not incorporated into this filing. We have included our investor relations website address only as an inactive textual reference and do not intend it to be an active link to our website.
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SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.
The Company
We are a technology driven lease-to-own ("LTO") platform that integrates with omnichannel retailers and e-commerce platforms to power the purchasing of everyday durable goods for underserved U.S. non-prime customers. We were founded and incorporated in Delaware in 2012. We primarily operate within the virtual LTO market, which is estimated to have a total addressable market opportunity of $50 - $60 billion. Based on our 2023 gross originations, we believe that we currently capture less than 1% market share.
Background
On June 9, 2021 (the “Closing Date”), Katapult Holdings, Inc., a Delaware corporation (formerly known as FinServ Acquisition Corp.) (prior to the effective time of the Second Merger (as defined below) (the “Second Effective Time”), “FinServ” and after the Second Effective Time, the “Company” or “Katapult”), consummated the Merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated December 18, 2020 (the “Merger Agreement”), by and among FinServ, Keys Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of FinServ (“Merger Sub 1”), Katapult Intermediate Holdings LLC (formerly known as Keys Merger Sub 2, LLC), a Delaware limited liability company and wholly owned subsidiary of FinServ (“Merger Sub 2”), Katapult Holdings, Inc., a Delaware corporation (“Katapult”), and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (as defined in the Merger Agreement).
Pursuant to the terms of the Merger Agreement, a business combination between Katapult and FinServ was effected on June 9, 2021 through the merger of Merger Sub 1 with and into Katapult, with Katapult surviving the merger as a wholly owned subsidiary of FinServ (the “First Merger”), followed immediately by the merger of the resulting company with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of FinServ (the “Second Merger” and collectively with the First Merger, and the other transactions contemplated by the Merger Agreement, the “Merger” or the “Business Combination”). At the effective time of the First Merger (the “First Effective Time”), each share of Katapult common stock (including common stock to be issued as a result of the conversion of Katapult preferred stock in connection with the merger) that is issued and outstanding immediately prior to the First Effective Time (other than dissenting shares and unvested Katapult restricted shares that will not vest in connection with the merger) was cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with an allocation schedule to be provided by Katapult, consisting of (i) cash consideration, as determined under the Merger Agreement, (ii) a number of shares of our common stock equal to (a) $833.0 million (subject to adjustment in accordance with the terms of the Merger Agreement and net of the value of all previously existing Katapult options to be converted into new options), minus the aggregate amount of cash paid in clause (i), divided by (b) 10 and (iii) the applicable portion of the 300,000 restricted shares of our common stock that will vest upon, among other things, the achievement of certain earn-out thresholds prior to the sixth anniversary of the closing of the Merger.
On June 9, 2021, a number of purchasers (each, a “Subscriber” and collectively, the “Subscribers” or “PIPE Investors”) purchased from us an aggregate of 600,000 shares of FinServ Class A Common Stock (the “PIPE Shares”), for a purchase price of $250.00 per share and an aggregate purchase price of $150,000,000 (the “PIPE Investment”), pursuant to separate subscription agreements entered into effective as of December 18, 2020 (each a “Subscription Agreement”). Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing.

On July 27, 2023, we amended the Second Amended and Restated Certificate of Incorporation to effect, effective as of July 27, 2023, the Reverse Stock Split of our common stock. At the effective time of the Reverse Stock Split, every twenty-five shares of our common stock either issued and outstanding or held as treasury stock were automatically reclassified into one new share of our Common Stock. The Reverse Stock Split was approved by the Company’s stockholders at the Annual Meeting of Stockholders on June 6, 2023 and approved by the Board of Directors on July 11, 2023. The common stock began trading on Nasdaq on a reverse split-adjusted basis on July 28, 2023 under the existing trading symbol “KPLT.”
As a result of the Reverse Stock Split, proportionate adjustments were made to the number of shares of common stock underlying the Company’s outstanding equity awards and the number of shares issuable under our equity incentive plans and certain existing agreements, as well as the exercise, grant and acquisition prices of such equity awards, as applicable. In addition, proportionate adjustments were made to the Company’s outstanding warrants.
Our Common Stock is currently traded on the Nasdaq Global Market (“Nasdaq”) under the symbol “KPLT”.
The rights of holders of our Common Stock and Warrants are governed by our second amended and restated certificate of incorporation (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”), in the case of the Public Warrants and the Private Placement Warrants, the Warrant Agreement (as defined below) dated as of October 31, 2019, duly executed and delivered by us to Continental Stock Transfer & Trust Company (“CST”), a New York corporation, as warrant agent, and in the case of the Midtown Private Warrants, the warrant to purchase stock, dated as of March 6, 2023, by and between us and Midtown Madison Management LLC. See the section entitled “Description of Securities.”
Additional Information
Katapult’s principal executive offices are located at Katapult Holdings, Inc., 5360 Legacy Drive, Building 2, Plano, TX 75024, and Katapult’s telephone number is (833) 528-2785. Our website address is www.katapult.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.
In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company until the earliest of (a) December 31, 2024, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second quarter, and (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Issuer	Katapult Holdings, Inc.

Shares of Common Stock offered by us	673,300 shares of Common Stock issuable upon exercise of the Warrants.

Shares of Common Stock offered by the Selling Securityholders	Up to 2,703,864 shares of Common Stock.

Shares of Common Stock outstanding prior to exercise of all Warrants
4,105,645 shares of Common Stock (as of April 30, 2024). 300,000 of these shares of Common Stock constitute Earn-out Shares (as defined in the Merger Agreement) which will vest upon the achievement of certain thresholds prior to the sixth anniversary of the Closing.

Shares of Common Stock outstanding assuming exercise of all Warrants	4,778,945 shares of Common Stock (based on total shares outstanding as of April 30, 2024).

Use of Proceeds
We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders. We will receive up to an aggregate of approximately $147.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. See “Use of Proceeds.”

Market for Common Stock	Our Common Stock is currently traded on the Nasdaq under the symbol “KPLT”.

Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. For more information, see “Where You Can Find More Information; Incorporation of Documents by Reference.” If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $147.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.
The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to a registration rights agreement entered into by us, the PIPE Investors and certain other of our stockholders, we will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Prior to the closing of the Merger, FinServ’s units, shares of Class A common stock and warrants were publicly traded on The Nasdaq Global Market (the “Nasdaq”). On June 10, 2021, our Common Stock and Public Warrants began trading on the Nasdaq under the symbols KPLT and KPLTW, respectively. We no longer have any outstanding units.
Holders of Record
As of April 30, 2024, there were 119 holders of record of our common stock and the closing price of our common stock was $13.11 as reported on the Nasdaq and there were 15 holders of record of our warrants and the closing price of our Public Warrants was $0.0124 as reported on the Nasdaq. The actual number of stockholders and warrantholders is greater than this number of record holders, and includes stockholders and warrantholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders and warrantholders whose shares or warrants may be held in trust by other entities.
Dividend Policy
We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future.
Securities Authorized for Issuance Under Equity Incentive Plan
At the special meeting of FinServ’s stockholders in lieu of our 2021 annual meeting held on June 7, 2021, our stockholders considered and approved the Katapult Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Incentive Plan”). The 2021 Incentive Plan was previously approved, subject to stockholder approval, by the FinServ board of directors on April 1, 2021. The 2021 Incentive Plan became effective immediately upon the Closing. Pursuant to the 2021 Incentive Plan, 357,287 shares of common stock were reserved for issuance under the 2021 Incentive Plan. On June 6, 2023, the 2021 Incentive Plan was amended to (i) increase the authorized shares of common stock reserved for issuance by 160,000, (ii) add an “evergreen” provision to automatically increase the number of authorized shares of common stock reserved for issuance on January 1st of each year, commencing with January 1, 2024, by an amount equal to 3% of our outstanding common stock as of December 31st of the preceding fiscal year and (iii) extend the expiration date of the 2021 Incentive Plan to the tenth (10th) anniversary of the 2023 annual meeting of stockholders. As of April 30, 2024, there are 248,051 shares of common stock available for issuance under the 2021 Incentive Plan.

PRINCIPAL SECURITYHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 10, 2024, referred to in the table below as the "Beneficial Ownership Date," by:
•each beneficial owner of 5% or more of the outstanding shares of our common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all directors, director nominees and executive officers as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power", which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days
The beneficial ownership percentages set forth in the table below are based on 4,102,336 shares of common stock issued and outstanding as of April 10, 2024 and do not take into account the issuance of any shares of common stock upon the exercise of warrants to purchase up to 673,300 shares of common stock that remain outstanding.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of Outstanding Common Stock
Named Executive Officers and Directors:
Orlando J. Zayas(1)	262,900	6.1%
Nancy Walsh(2)	8,334	*
Derek Medlin(3)	71,139	1.7%

Don Gayhardt (4)	15,596	*
Brian Hirsch(5)	215,322	5.2%
Chris Masto(6)	997,251	24.3%
Joyce Phillips(7)	16,997	*
Jane Thompson(8)	17,797	*
All executive officers and directors as a group (9 persons)	1,654,819	40.0%
5% Stockholders:
CURO Group Holdings Corp (and its subsidiaries)(9)	981,656	23.9%
Iridian Asset Management LLC/CT(10)	225,000	5.5%
Blumberg Capital III, L.P.(11)	258,632	6.3%
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*Represents beneficial ownership of less than 1%.
(1)Includes 20,468 Earn-out Shares (as defined in the Agreement and Plan of Merger, dated December 18, 2020 (the “Merger Agreement”), by and among FinServ, Keys Merger Sub 1, Inc., Keys Merger Sub 2, LLC, the entity formerly known as Katapult Holdings, Inc. (“Legacy Katapult”), and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (as defined in the Merger Agreement)) that will vest upon achievement of certain common stock trading price threshold), options to acquire 169,939 shares of common stock and 5,642 RSUs that will vest within 60 days following April 10, 2024.
(2)Includes 2,852 RSUs that will vest within 60 days following April 10, 2024.

(3)Includes 5,740 Earn-out Shares, options to acquire 43,275 shares of common stock and 3,041 RSUs that will vest within 60 days following April 10, 2024.
(4)Includes 9,524 RSUs that will vest within 60 days following April 10, 2024.
(5)Includes 215,322 shares of common stock, including 24,131 Earn-out Shares, held by Tribeca Venture Fund I (NY), L.P., Tribeca Venture Fund I, L.P. and Tribeca Annex Fund (collectively, (the “Tribeca Entities”), 21,472 shares of common stock held directly by Mr. Hirsch, and 9,524 RSUs that will vest within 60 days following April 10, 2024. Each of Tribeca Venture Partners I GP, LLC, the general partner of the Tribeca Entities, and Brian Hirsch, a member of our Board, and Charles Meakem, the managing partners of Tribeca Venture Partners I GP, LLC, have voting and dispositive power over the shares held by the Tribeca Entities. Mr. Hirsch is a Co-Founder and Managing Partner of Tribeca Venture Partners. The address of each of these entities is 99 Hudson Street, 15th Floor New York, NY 10013. Mr. Hirsch disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(6)Includes 981,656 shares of common stock, including 119,613 Earn-out Shares, held by the CURO Entities, 6,071 shares of common stock held by Mr. Masto and 9,524 RSUs that will vest within 60 days following April 10, 2024. Mr. Masto is a director of CURO, and may share voting or dispositive power over the shares held by CURO Entities. Mr. Masto has disclaimed any beneficial ownership of such shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(7)Includes 9,524 RSUs that will vest within 60 days following April 10, 2024.
(8)Includes 9,524 RSUs that will vest within 60 days following April 10, 2024.
(9)According to Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2021 by the CURO Entities (as adjusted for the reverse split in July 2023), wherein the CURO Entities reported beneficial ownership of 981,656 shares of common stock, including 119,613 Earnout Shares, as of December 10, 2021. The business address of CURO and its subsidiaries who together hold beneficial ownership of the shares is 3615 North Ridge Road, Wichita, KS 67205.
(10)According to Amendment No. 2 to the Schedule 13G filed with the SEC on January 24, 2024 by Iridian Asset Management LLC/CT reported beneficial ownership of 225,000 shares of common stock. The business address of Iridian Asset Management LLC/CT is 120 Post Road West, Westport, CT 06880.
(11)According to the Schedule 13G filed with the SEC on February 12, 2024 by BC III, BCM III and David J. Blumberg, wherein BC III, BCM III and David J. Blumberg reported beneficial ownership of 258,632 shares of common stock, including 34,153 Earn-out Shares, as of February 12, 2024. The business address of Blumberg is 432 Bryant Street, San Francisco, CA 94107.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus.
The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by each Selling Securityholder. The 673,300 shares of Common Stock issuable upon exercise of the Warrants are not included in the table below.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock. The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of April 10, 2024 concerning the Common Stock that may be offered from time to time by each Selling Securityholder with this prospectus. The beneficial ownership of our voting securities is based on 4,102,336 shares of our common stock issued and outstanding as of April 10, 2024. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Before the Offering		After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Directors and Officers(1)
Orlando Zayas(2)	262,900	262,900	—	—
Derek Medlin(3)	71,139	71,139	—	—
Brian Hirsch(4)	215,322	215,322	—	—
Don Gayhardt(5)	15,596	15,596	—	—
Chris Masto(6)	997,251	997,251	—	—
Other Selling Securityholders
CURO Financial Technologies Corp.(6)	981,656	981,656	—	—
Midtown Madison Management LLC(7)	160,000	160,000	—	—
Tribeca Venture Fund I, L.P.(4)	153,027	153,027	—	—
Tribeca Venture Fund I (NY), L.P.(4)	26,545	26,545	—	—
Tribeca Access Fund, L.P.(4)	4,754	4,754	—	—

Total Securities	2,703,864	2,703,864	—	—
__________________
(1)Unless otherwise note, the business address of each director and officer is 5204 Tennyson Parkway, Suite 500 Plano, TX 75024.
(2)Includes 20,468 Earn-out Shares and options to acquire 169,939 shares of Common Stock and 5,642 RSUs that have vested or will vest within 60 days of April 10, 2024.

(3)Includes 5,740 Earn-out Shares and options to acquire 43,275 shares of Common Stock and 5,642 RSUs that have vested or will vest within 60 days of April 10, 2024.
(4)Includes 215,322 shares of Common Stock, including 24,131 Earn-out Shares, held by Tribeca Venture Fund I (NY), L.P., Tribeca Venture Fund I, L.P. and Tribeca Annex Fund (collectively, (the “Tribeca Entities”), 21,472 shares of Common Stock held directly by Mr. Hirsch, and 9,524 RSUs that have vested or will vest within 60 days following April 10, 2024. Each of Tribeca Venture Partners I GP, LLC, the general partner of the Tribeca Entities, and Brian Hirsch, a member of our Board, and Charles Meakem, the managing partners of Tribeca Venture Partners I GP, LLC, have voting and dispositive power over the shares held by the Tribeca Entities. Mr. Hirsch is a Co-Founder and Managing Partner of Tribeca Venture Partners. The address of each of these entities is 99 Hudson Street, 15th Floor New York, NY 10013. Mr. Hirsch disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly The business address of Mr. Hirsch and the Tribeca Entities is 99 Hudson Street, 15th Floor, New York, NY 10013.
(5)Includes 9,524 RSUs that have vested or will vest within 60 days following April 10, 2024.
(6)Includes 981,656 shares of Common Stock, including 119,613 Earn-out Shares, held by CURO Group Holdings Corp (and its subsidiaries), 6,071 shares of Common Stock held by Mr. Masto and 9,524 RSUs that have vested or will vest within 60 days following April 10, 2024. Mr. Masto is a director of CURO Group Holdings Corp, and may share voting or dispositive power over the shares held by CURO Group Holdings Corp (and its subsidiaries). Mr. Masto has disclaimed any beneficial ownership of such shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly The business address of CURO Group Holdings Corp and Mr. Masto is 3615 North Ridge Road, Wichita, KS 67205.
(7)Includes 160,000 shares of Common Stock issuable upon exercise of the Warrant. The business address of Midtown Madison Management LLC is 80 State Street, Albany, NY 12207.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
The Amended and Restated Charter authorizes the issuance of 250,000,000 shares of Common Stock, par value $0.0001 per share, and 25,000,000 shares of undesignated preferred stock, $0.0001 par value (“Preferred Stock”).
As of April 30, 2024, there were 4,105,645 shares of Common Stock outstanding, no shares of Preferred Stock outstanding, 12,500,000 Public Warrants outstanding, 332,500 Private Placement Warrants outstanding and the Midtown Private Warrant outstanding.
Common Stock
Holders of Common Stock are entitled to one (1) vote for each share held of record on all matters properly submitted to a vote of stockholders, including the election or removal of directors. Unless specified in the Amended and Restated Charter or Amended and Restated bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the votes cast at any meeting of our stockholders at which there is a quorum is required to approve any such matter voted on by its stockholders. our board of directors is divided into three (3) classes, each of which will generally serve for a term of three (3) years with only one (1) class of directors being elected each year. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Stockholders are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds.
Warrants
We have issued warrants to purchase shares of our Common Stock as set forth below.
The Midtown Private Warrant
We issued the Midtown Private Warrant on March 6, 2023 in connection with our entry into the Fifteenth Amendment to the Loan and Security Agreement, dated May 14, 2019, by and among, Katapult SPV-1 LLC, Katapult Holdings, Inc., Midtown Madison Management LLC and each of the lenders party thereto (the "Credit Agreement). The Warrant expires on March 6, 2030 (the “Expiration Date”).
The Warrant entitles Midtown Madison Management LLC and its assignees (the “Holder”) to purchase up to 4,000,000 shares of our Common Stock at an exercise price of $0.01 per share, subject to adjustment as described below. We granted 2,000,000 shares of Common Stock under the Warrant on March 6, 2023. Such shares became vested and the Midtown Private Warrant exercisable for such shares of Common Stock on September 6, 2023. An additional 2,000,000 shares of Common Stock were granted under the Midtown Private Warrant on December 5, 2023. Such shares became vested and the Midtown Private Warrant exercisable for such shares on March 5, 2023.
As a result of the Reverse Stock Split effective as of July 27, 2023, proportionate adjustments were made to the Company’s outstanding warrants, resulting in the Midtown Private Warrant, being exercisable for up to 160,000 shares of Common Stock at an exercise price of $0.25 per share.

The Midtown Private Warrant may be exercised for any vested shares, in whole or in part, at any time and from time to time on or before the Expiration Date. The Midtown Private Warrant may be exercised for cash or on a cashless basis. The Midtown Private Warrant may be exercised upon surrender of the Midtown Private Warrant, together with a notice of exercise, to the Company. Promptly after the Holder of the Midtown Private Warrant exercises the Midtown Private Warrant and, if applicable, the Company receives payment for the shares issuable upon such exercise, the Company will deliver to the Holder certificates for the shares acquired and, if the Midtown Private Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing a warrant to purchase the shares not yet acquired. If, upon exercise of the Midtown Private Warrant, the Holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Holder and eliminate the fractional interest by paying the Holder the amount computed by multiplying the fractional interest by the fair market value of a full share, as determined in accordance with the terms of the Midtown Private Warrant.
The Holder does not have the rights or privileges of holders of our common stock and any voting rights until it exercises the Midtown Private Warrant and receives shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Midtown Private Warrant, in whole or in part, the Holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
If the Company, at any time while the Midtown Private Warrant is outstanding: (a) pays a dividend on the shares payable in Common Stock, (b) subdivides the outstanding shares into a greater number of shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (d) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each such case (i) the exercise price will be adjusted by multiplying the exercise price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event (excluding treasury shares, if any), and (ii) the number of shares issuable under the Midtown Private Warrant will be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Such adjustments will take effect on the effective date of such dividend, subdivision, combination or issuance by reclassification, as the case may be.
 Upon the closing of any Acquisition (as defined in the Midtown Private Warrant), the Midtown Private Warrant will become exercisable for the same securities, cash, and property as would be payable for the shares issuable upon exercise of the unexercised portion of the Midtown Private Warrant as if such shares were outstanding on the record date for the Acquisition and subsequent closing, and the exercise price shall be adjusted accordingly; provided, however, that (i) in the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined in the Midtown Private Warrant) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one share as determined in accordance the terms of the Midtown Private Warrant would be greater than the exercise price in effect on such date immediately prior to such Cash/Public Acquisition, and the Holder has not exercised the Midtown Private Warrant in full, then the Midtown Private Warrant shall automatically be deemed to be cashless exercised as to all shares for which it has not been previously exercised effective immediately prior to and contingent upon the consummation of such Cash/Public Acquisition, and (ii) in the event of a Cash/Public Acquisition where the fair market value of one share as determined in accordance with the terms of the Midtown Private Warrant would be less than the exercise price in effect immediately prior to such Cash/Public Acquisition, then the Midtown Private Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.
Redeemable Warrants
The warrants were issued in registered form under a Warrant Agreement between CST, as warrant agent, and FinServ (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to us or by wire transfer, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
Each whole warrant entitles the registered holder to purchase one (1) whole share of Common Stock at a price of $287.50 per share, subject to adjustment as discussed below, 30 days after the completion of the initial business combination. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. Only whole warrants are traded. The warrants will expire five (5) years after the completion of the initial business combination, at 5:00 p.m. Eastern Time or earlier upon redemption or liquidation.No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant is exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.
Once the warrants become exercisable, we may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrantholder; and
•if, and only if, the reported last sale price of the Common Stock equals or exceeds $450.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three (3) business days before we send the notice of redemption to the warrantholders.
If and when the warrants become redeemable, we may not exercise its redemption right if the issuance of shares of our Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.
We established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder is entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $450.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $287.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call its warrants for redemption and its management does not take advantage of this option, FinServ Holdings LLC, the Sponsor, and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, to the warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to the holders of our Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
As a result of the Reverse Stock Split effective as of July 27, 2023, proportionate adjustments were made to the Company’s outstanding warrants.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to warrantholders when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the warrantholders otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
Annual Stockholder Meetings
Our Amended and Restated Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by means of remote communication.
Anti-Takeover Effects of Our Amended and Restated Charter and Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our Amended and Restated Charter and Amended and Restated Bylaws contains and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of Nasdaq, which would apply so long as the common stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power of our capital stock or the-then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of its management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.
Classified Board of Directors
The Amended and Restated Charter provides that our board of directors are classified into three (3) classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three (3) year term. As a result, approximately one-third (1/3) of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. The Amended and Restated Charter and Amended and Restated Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.
Business Combinations
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns 20% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•our board of directors approves the transaction that made the stockholder an “interested stockholder, prior to the date of the transaction;”
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder.

Removal of Directors; Vacancies
Under the DGCL, and as provided in our Amended and Restated Charter, a director serving on a classified board may be removed by the stockholders only for cause and only by the affirmative vote of holders of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Amended and Restated Charter provides that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director (and not by stockholders) even if less than a quorum.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Charter and the Amended and Restated Bylaws do not authorize cumulative voting.
Special Stockholder Meetings
The Amended and Restated Charter provides that special meetings of our stockholders may be called at any time only by or at the direction of the chief executive officer, the board of directors or the chairperson of the board of directors pursuant to a resolution adopted by a majority of the board of directors. Our Amended and Restated Bylaws provide that the business transacted at a special meeting shall be limited to the matters so stated in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Katapult’s Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Amended and Restated Bylaws allow the board to adopt rules and regulations for the conduct of meetings as it deems appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum
The Amended and Restated Charter provides that unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of us, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our stockholders, (3) action asserting a claim against our Amended and Restated Charter or our Amended and Restated Bylaws, (4) action asserting a claim against us, its directors, officers or employees governed by the internal affairs doctrine and (5) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act. However, the Amended and Restated Charter notes that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Amended and Restated Charter further provides that unless we consent to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or the any other claim for which the federal courts have exclusive jurisdiction. The Amended and Restated Charter provides that any person or entity purchasing or otherwise acquiring or holding any interest in any security of us will be deemed to have notice of and consented to the exclusive forum provision.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Amended and Restated Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and we renounce any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which they may become aware to us, except with respect to any of our directors or officers regarding a corporate opportunity that was offered to such person solely in his or her capacity as one of our directors or officers and (i) such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to us without violating any legal obligation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the our rights and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our Amended and Restated Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL and, to the extent reasonably available, shall carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, employees and agents for certain liabilities. We also are expressly authorized to enter into contract with such persons providing indemnification rights equivalent to or, if the board of directors so determines, greater than, those provided in the amended and restated bylaws. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Amended and Restated Charter and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Transfer Agent and Warrant Agent
The transfer agent and warrant agent is Continental Stock Transfer & Trust.

PLAN OF DISTRIBUTION
We are registering (i) up to 2,703,864 shares of Common Stock for possible disposition by the Selling Securityholders from time to time and (ii) up to 673,300 shares of Common Stock that are issuable upon the exercise of the Warrants by the holders thereof. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered, sold, distributed, transferred or otherwise disposed of from time to time by the Selling Securityholders. The term “Selling Securityholders” includes assignees, distributees, donees, pledgees, transferees (including Permitted Transferees as defined in the Amended and Restated Registration Rights Agreement (the “A&R RRA”) or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each disposition. Such dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Selling Securityholders may dispose of their shares of Common Stock by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•distributions to their shareholders, partners, members or other affiliates;
•to or through underwriters or broker-dealers;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder (or its ultimate parent) that is an entity may elect to make a pro rata in-kind distribution of securities to its shareholders, partners, members or affiliates pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such shareholders, members, partners or affiliates would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the pledgees, donees, transferees, assignees, successors and other permitted transferees will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholders that pledgees, donees, transferees, assignees, successors and other permitted transferees intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholders.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the Selling Securityholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents, broker-dealers or underwriters; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions at negotiated prices. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker- dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant on or before the expiration date set forth therein by surrendering, to the Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant.
The Selling Securityholders party to the A&R RRA and the Warrant have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. This discussion is limited to persons who purchase our common stock pursuant to this offering and who hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with any estate or gift tax consequences or any foreign, state, local or other tax considerations that may be relevant to holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a former citizen or long-term resident of the United States, regulated investment company, S corporation, real estate investment trust, foreign pension fund, tax qualified retirement plan, bank, financial institution, insurance company, investment fund, tax-exempt organization, governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), person subject to the alternative minimum tax, person that owns, or has owned, actually or constructively, more than 5% of our common stock, person who has elected to mark securities to market, person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or an accrual-method taxpayer subject to special tax accounting rules under Section 451(b) of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity treated as a partnership for United States federal income tax purposes) or partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws, the laws of any other taxing jurisdiction, or an applicable tax treaty. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.
Tax Consequences to U.S. Holders
This section applies to you if you are a “U.S. holder.” A “U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:
i.an individual citizen or resident of the United States;
ii.a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
iii.an estate an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of Distributions
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Sale, Exchange or Other Taxable Disposition of our Common Stock”). Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.
Sale, Exchange or Other Taxable Disposition of our Common Stock
Upon sales, exchanges or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) such U.S. holder’s adjusted tax basis in its common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally are subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments to a U.S. holder of dividends on shares of common stock and the proceeds of a sale of common stock, unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the Internal Revenue Service (“IRS”) that it has failed to report in full payments of interest and dividend income.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.
Tax Consequences to Non-U.S. Holders
This section applies to you if you are a “non-U.S. holder.” A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:
(a)non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate;
(b)a foreign corporation; or
(c)an estate or trust that is not a U.S. holder.
Taxation of Distributions
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our common stock generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Sale, Exchange or Other Taxable Disposition of our Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:
i.the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
ii.the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
iii.we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock and certain exceptions do not apply.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.
Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
Additional Withholding Requirements
Under FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Taxation of Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

LEGAL MATTERS
The validity of the securities offered by this prospectus has been passed upon for us by Davis Polk & Wardwell LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The financial statements as of and for the year ended December 31, 2023, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
The financial statements of Katapult Holdings, Inc. as of and for the year ended December 31, 2022, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.katapult.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF DOCUMENTS BY REFERENCE
We incorporate by reference the filed documents listed below (excluding those portions of any current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this Prospectus Supplement or any subsequently filed document incorporated by reference herein as described below:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 24, 2024;
•Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;
•Our Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2024; and
•Our Current Reports on Forms 8-K filed with the SEC on April 24, 2024, April 25, 2024 and May 23, 2024 (except for Item 2.02 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus).
We also incorporate by reference in this prospectus supplement and the accompanying prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).
Any statement contained in a document incorporated by reference herein or therein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus Supplement and the Base Prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the Base Prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:
Katapult Holdings, Inc.
5360 Legacy Drive, Building 2
Plano, TX
(833) 528-2785
Copies of these filings are available at www.katapult.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.